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As filed with the Securities and Exchange Commission on October 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

24/7 REAL MEDIA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	13-3995672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Broadway, 28th Floor
New York, New York 10001
(212) 231-7100
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

David J. Moore
President and Chief Executive Officer
24/7 Real Media, Inc.
1250 Broadway, 28th Floor
New York, New York 10001
(212) 231-7100
Fax (212) 760-1081
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Ronald R. Papa, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 (212) 969-3000 Fax (212) 969-2900	Mark E. Moran, General Counsel 24/7 Real Media, Inc. 1250 Broadway, 28th Floor New York, New York 10001 (212) 231-7103 Fax (212) 760-2811

Approximate date of commencement of proposed sale to public:

From time to time after this Registration Statement has been declared effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. ☐

        If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per Unit (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	13,928,571 shares	$1.525	$21,241,070.78	$1,718.40

(1)
Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time by reason of any stock dividend, stock split, recapitalization or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the common stock reported on NASDAQ on October 22, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the Securities and Exchange Commission relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2003

PROSPECTUS

13,928,571 Shares of Common Stock

24/7 REAL MEDIA, INC.

        This prospectus relates to the offer and sale of 13,928,571 shares of our common stock by the selling stockholders listed on page 10. The selling shareholders listed in the section titled "Selling Shareholders" below may offer for sale from time to time up to 8,571,429 shares of our common stock issuable upon conversion of 2% convertible subordinated debentures, up to 2,231,391 shares of our common stock issuable upon exercise of warrants and up to an additional 3,125,751 shares of our common stock that we may issue, at our option, to pay interest on and principal of the debentures, or that we might have to issue if we fail to timely register the common stock issuable upon conversion of the debentures and exercise of the warrants or under certain other circumstances.

        Our common stock is listed on the Nasdaq SmallCap Market, under the symbol "TFSM." On October 22, 2003, the last reported sale price for the common stock was $1.57 per share.

        Investing in our common stock involves risks. See the section entitled, "Risk Factors," beginning on page 4 to read about some factors you should consider before buying shares of our common stock.

        THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 22, 2003

        You should rely only on information contained in this document or to which we have referred you. Neither we nor the selling stockholders have not authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. You should not assume that the information in the prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

24/7 REAL MEDIA, INC.

        The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, please carefully consider the information provided under the heading "Risk Factors" beginning on page 4.

        We are a gateway to the full spectrum of solutions for interactive marketing. We believe our Open AdSystem™ platform, based on our patent-protected technology, enables Internet marketers to target, convert and retain their best online customers and manage and protect customer relationships. We work closely with our customers to implement integrated, value-enhancing solutions to manage critical aspects of Internet marketing from ad sales and media representation to campaign planning, execution and optimization as well as audience measurement and analysis.

        Our global business operates in North America and Europe and is organized into two principal business lines: Integrated Media Solutions and Technology Solutions.

Integrated Media Solutions

        Integrated Media Solutions consists of the 24/7 Web Alliance, 24/7 Search and Other Media Services.

  The 24/7 Web Alliance

        The 24/7 Web Alliance is an alliance of Web sites on which our client advertisers can place targeted ad campaigns globally. The 24/7 Web Alliance offers customized online marketing strategies that combine premier brands, content targeting and mass reach. Advertisers can utilize the 24/7 Web Alliance to deliver advertisements on a single Web site or across the entire 24/7 Web Alliance. Our 24/7 Web Alliance consists of two distinct elements:

    The 24/7 Network

            Our 24/7 Network aggregates hundreds of Web sites that we believe are attractive to advertisers, generate a high number of ad impressions and offer a variety of online content to the 24/7 Network. We leverage our Open AdSystem technology platform to deliver all ads in our 24/7 Network and perform advanced targeting functions for our client advertisers. Through the 24/7 Network, we can provide marketers with cost-effective, custom media solutions to both build brand value and target high-quality customers. To accomplish this, we offer advertisers a range of impression-based and performance-based pricing models. The 24/7 Network is a marketing solution that delivers targeted campaigns for advertisers who demand the high response, quality content alignment, quality brand affiliation and value.

    The 24/7 Portfolio

            We provide advertising sales and media representation services to a select portfolio of partner Web sites independent from our 24/7 Web Network. We believe our portfolio of media solutions provide a customized online strategy utilizing premier brands, content targeting and mass reach.

  24/7 Search

        We develop and provide performance-based search marketing services for the Internet through 24/7 Search, our wholly owned subsidiary. 24/7 Search helps connect Internet marketers with the consumers that are most likely to purchase their products and services via the Internet, while those users are actively searching for information about these products. We use proprietary technology to help Internet marketers determine a large set of keywords relevant to their product offering and negotiate a "per-click" fee they will pay for each user delivered to their sites. Through our relationships with major search engines, we help our customers receive enhanced placement in search results for the selected keyword phrases. We believe our search marketing solutions offer Internet marketers a cost-effective method to increase exposure and conversion.

  Other Media Services

        We also provide customers with other media solutions including 24/7 Messenger, an interactive desktop information and messaging tool, and access to a suite of integrated Internet promotions software and a permission-based e-mail database.

Technology Solutions

  The Open AdSystem™ Platform

        We invented and continue to enhance our Open AdSystem platform, which includes a suite of advertising delivery and management software, all based on our patented technology. Through our global sales force and account management team, we provide solutions hosted locally by our customers on their servers or centrally by us on our servers to Web sites, ad agencies and advertisers.

        Our key product offerings include our advertising delivery and management solutions: Open AdStream® software, the Open AdStream Central service, and the Open Advertiser™ service. Open AdStream software is our licensed advertising delivery and management software designed to run on local servers operated by our customers. The Open AdStream Central service is an application distributed to our customers from software hosted centrally on our servers. Our Open Advertiser service is an application distributed from our servers that enables Internet advertisers and agencies to streamline the advertising management process with analytical tools. We launched our Open Advertiser service in the U.S. in June 2003.

        In January 2003, we acquired Insight First, Inc. which allows us to provide solutions for audience management strategies using analytical tools. Based on patent-pending technology, our Insight analytics solution provides real-time reporting functionality and revenue-generating marketing intelligence to Internet publishers and helps marketers measure, analyze and monetize their audience.

  Other Technology Services

        We also provide technology services, including the technical support and resources that meet the varying requirements of our customers. Our technology services include advertising trafficking (the upload of creative units onto the Open AdStream software and distribution of corresponding links to campaign sites), consulting services (including customized implementation, unique reporting needs, integration of business data), customer support, training, and help desk operations.

Corporate

        24/7 Real Media is a Delaware Corporation formed in 1998 with its principal executive offices located at 1250 Broadway, 28th Floor, New York, New York 10001. Our main telephone number is (212) 231-7100 and our main corporate Web site is www.247realmedia.com. All of our EDGAR filings with the Securities and Exchange Commission may be accessed through this Web site.

FORWARD LOOKING STATEMENTS

        This prospectus contains or incorporates by reference statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors" below.

        Words such as "expect", "anticipate", "intend", "plan", "believe", "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the following factors as well as other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

        Any of these risks could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects, which could in turn have a material adverse effect on the price of our common stock. In such case, you may lose all or part of your investment.

WE ANTICIPATE CONTINUED LOSSES AND WE MAY NEVER BE PROFITABLE.

        We have not achieved profitability in any period and we may not be able to achieve or sustain profitability in the future. We incurred net losses of $4.8 million and $7.9 million for the six month periods ended June 30, 2003 and 2002, respectively. Each of our predecessors had net losses in every year of their operation. We may incur operating losses for the foreseeable future. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

THE SUCCESS OF OUR 24/7 SEARCH OPERATIONS DEPEND ON A SMALL NUMBER OF SEARCH ENGINE CLIENTS, THE LOSS OF A SINGLE SEARCH ENGINE CLIENT COULD RESULT IN A SUBSTANTIAL DECREASE IN OUR 24/7 SEARCH REVENUE.

        We have generated a significant portion of our 24/7 Search revenue from relationships with a small number of search engines, including Google, Alta Vista, MyGeek, Overture, and AskJeeves. We expect that a small number of search engine clients will continue to generate a majority or more of our 24/7 Search revenue for the foreseeable future. The interruption or loss of any of our primary search engine relationships could cause a significant decrease in 24/7 Search revenue. As a result of consolidation among search engines, and other search marketing companies, we could lose one of more of our clients or face increased competition from clients that internally develop or acquire capabilities similar to our service. In addition, as our search engine clients' operations continue to evolve, we may be required to adjust our business strategy to maintain relationships with our clients which could have a material adverse effect on our 24/7 Search revenue.

OUR REVENUES ARE SUBJECT TO SEASONAL FLUCTUATIONS.

        We believe that our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year and direct marketers mail substantially more marketing materials in the third quarter each year. Furthermore, Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver. Expenditures by advertisers and direct marketers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers, direct marketers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results

WE HAVE SUBSTANTIAL DEBT, AND WE MAY NOT GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

        The amount of our debt could have important consequences, including:

  •
  impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

  •
  requiring us to dedicate a substantial portion of our operating cash flow to paying principal and interest on indebtedness, thereby reducing the funds available for operations;

  •
  limiting our ability to grow and make capital expenditures due to the covenants contained in our debt arrangements;

  •
  impairing our ability to adjust rapidly to changing market conditions, invest in new or developing technologies, or take advantage of significant business opportunities that may arise;

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  making us more vulnerable if the current general economic downturn continues or if our business experiences difficulties.

        If we cannot generate sufficient additional revenue, we may not be able to meet our debt service obligations, repay our debt when due, or comply with other covenants in the convertible subordinated debentures. If we breach the debentures, the investor could require repayment of all amounts owed, and we would not have sufficient cash reserves to repay such amounts.

WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO REPAY OR REFINANCE OUR INDEBTEDNESS. THE ISSUANCE OF STOCK UPON REDEMPTION OF OUR CONVERTIBLE SUBORDINATED DEBENTURES MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS.

        If there is a sharp decline in the price of our common stock, shareholders could experience substantial dilution resulting from our election to pay the semi-annual accrued interest due in common stock or repay the principal amount in common stock. We are obligated to make semi-annual interest payments on January 1 and July 1 of each year and the entire principal face amount of the debentures is due and payable on September 26, 2006. We may elect to pay interest in cash, in shares of our common stock or in additional debentures. We may elect to repay the principal amount of the debentures in cash or in shares of our common stock. If we so elect, payment in shares shall be based upon ninety percent of the average of the volume weighted average price of the Company's common stock on the principal market as reported by Bloomberg Financial L.P. during the 5 trading days immediately prior to the interest payment date, in the case of an interest payment, or during the 15 trading days immediately prior to the maturity date, in the case of the repayment of the principal amount of the debentures.

        If we decide to repay the principal in cash we will need additional capital to fund this obligation. Our ability to arrange financing and the cost of this financing will depend upon many factors, including: general economic and capital markets conditions generally, and in particular the non- investment grade debt market; credit availability from banks or other lenders; investor confidence in the telecommunications industry generally and our company specifically; and provisions of tax and securities law that are conducive to raising capital.

        If we need additional funds and are unable to raise them, our inability to raise them will have an adverse effect on our operations. If we decide to raise additional funds by incurring debt, we may become subject to additional or more restrictive financial covenants and ratios. If we fail to make the mandatory redemptions in cash and if our stock price significantly declines, we could potentially be obligated to issue a larger number of shares of our common stock in redemption of the debentures. We are required to register for resale shares issued upon conversion of the convertible debt to the extent they are not registered under the registration statement of which this prospectus is a part or future registration statements.

WE HAVE A VERY SUBSTANTIAL OVERHANG OF COMMON STOCK AND FUTURE SALES OF OUR COMMON STOCK WILL CAUSE SUBSTANTIAL DILUTION AND MAY NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

        As of September 30, 2003, there were approximately 108 million shares of our common stock outstanding. We also have an aggregate of approximately 76.8 million shares of common stock that may be sold into the market in the future including approximately 17.4 million shares of our common stock issuable upon exercise of options, 46.9 million shares of our common stock issuable upon conversion of our outstanding preferred stock, 10.8 million shares of our common stock issuable upon conversion of the debentures and exercise of the related warrants, and 1.7 million common stock warrants. In addition, if we undertake an additional financing involving securities convertible into shares of our common stock, the aggregate number of shares into which those securities are convertible will further increase our overhang. We cannot predict the effect, if any, that future sales of shares of our common stock into the market, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or conversion of shares of preferred stock), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

WE MAY IMPLEMENT A REVERSE STOCK SPLIT OF OUR COMMON STOCK.

        Our stockholders approved a series of amendments to our certificate of incorporation at our July 29, 2003 stockholders meeting. These amendments authorized our board of directors to effect a reverse split of all outstanding shares of our common stock at an exchange ratio of between one-for-2, and one-for-15. At any time prior to the 2004 annual meeting of stockholders, the board of directors has the sole discretion to elect, as it determines to be in the best interests of our company and our stockholders, whether or not to effect a reverse stock split, and if so at which of the approved ratios. If the board of directors elects to implement a reverse stock split, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio for the selected reverse stock split. The par value of the common stock would remain unchanged at $.01 per share and the number of authorized shares of common stock would also remain unchanged. In determining whether or not to implement a reverse stock split, and the appropriate exchange ratio, the board would assess a variety of factors, including but not limited to analysis of our most recent fiscal quarter and general conditions, as well as the trading price of our common stock on the days leading up to the date of the reverse stock split. The effect of any reverse stock split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The trading price of our common stock may not rise in exact proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split and there may not be a sustained increase in the trading prices of our common stock after giving effect to the reverse stock split. Moreover, the trading price may not remain above the thresholds required by the NASDAQ Stock Market and we may not be able to continue to meet the other continued listing requirements of the NASDAQ Stock Market.

THE POWER OF OUR BOARD OF DIRECTORS TO DESIGNATE AND ISSUE SHARES OF STOCK COULD HAVE AN ADVERSE EFFECT ON HOLDERS OF OUR COMMON STOCK.

        We are authorized to issue up to 350,000,000 shares of common stock which may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders. Our Certificate of Incorporation also authorizes us to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated by our board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities which would have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could also impede a change in control of the Company.

SUNRA AND PUBLIGROUPE COLLECTIVELY HOLD A SUBSTANTIAL PORTION OF THE TOTAL OUTSTANDING VOTING POWER OF 24/7 REAL MEDIA AND WILL LIKELY BE ABLE TO INFLUENCE CERTAIN APPROVAL MATTERS AND PREVENT A CHANGE OF CONTROL.

        Sunra Capital Holdings Ltd. and affiliated parties are currently the beneficial owner of 42.2 million shares of our common stock. PubliGroupe USA Holdings is the beneficial owner of 12.5 million shares of our common stock and has entered into an agreement to vote on all matters in accordance with the recommendations of our Board of Directors. Additionally, the terms of the Series A Preferred Stock, owned solely by Sunra, contain certain protective provisions that provide such holders an effective veto right over certain corporate matters.

        Based on their voting power, Sunra and PubliGroupe may effectively be able to determine the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our charter and approval of significant corporate transactions, and will likely be in a position to prevent a change in control of 24/7 Real Media even if a majority of the other stockholders were in favor of the transaction.

OUR PREFERRED STOCK HAS LIQUIDATION PREFERENCE AND PARTICIPATION RIGHTS THAT COULD REDUCE OR ELIMINATE ANY PROCEEDS AVAILABLE TO OUR COMMON STOCKHOLDERS UPON A SALE OF OUR COMPANY.

        In addition, under certain circumstances, upon the sale, liquidation or dissolution of the Company, our Series A and Series C preferred stockholders maybe entitled to receive an aggregate liquidation preference of $10.0 million plus accrued dividends, before our common stockholders receive any payment. After receipt of this payment, the preferred stockholders may also have the right to participate in receiving proceeds payable to the common stockholders on an as-converted basis. As result, in the event of a sale, liquidation or dissolution of the Company, including one in which the total proceeds represent a premium to the then prevailing price per share of our common stock, our common stockholders may experience substantial dilution in the amount payable to them, and if total proceeds are less than or equal to the liquidation preference, then our common stockholders will not receive any proceeds.

HIGH VOLATILITY OF STOCK PRICE.

        The market price of our common stock has fluctuated in the past and may continue to be volatile. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the purchase price. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

WE DO NOT INTEND TO PAY FUTURE CASH DIVIDENDS.

        We currently do not anticipate paying cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the Board of Directors decides is relevant.

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF OUR COMPANY.

        Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

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  discourage potential acquisition proposals;

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  delay or prevent a change in control;

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  impede the ability of our stockholders to change the composition of our board of directors in any one year; and

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  limit the price that investors might be willing to pay in the future for shares of our common stock.

OUR BUSINESS MAY NOT GROW IF THE INTERNET ADVERTISING MARKET DOES NOT CONTINUE TO DEVELOP.

        The Internet as a marketing medium has not been in existence for a sufficient period of time to demonstrate its effectiveness. Our business would be adversely affected if the Internet advertising continues to remain soft or fails to develop in the near future. There are currently no widely accepted standards to measure the effectiveness of Internet marketing other than clickthrough rates, which generally have been declining. We cannot be certain that such standards will develop to sufficiently support Internet marketing as a significant advertising medium. Actual or perceived ineffectiveness of online marketing in general, or inaccurate measurements or database information in particular, could limit the long-term growth of online advertising and cause our revenue levels to decline.

USE OF PROCEEDS

        Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any proceeds from the sale of common stock by the selling stockholders. Any proceeds received in connection with the exercise of warrants will be used by us for general corporate purposes.

SELLING STOCKHOLDERS

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned does not take into account the limitation on more than 9.99% beneficial ownership contained in the terms of the convertible debentures and the warrants (as discussed below in note 1). The information in the table below is current as of September 30, 2003 and the percentage of ownership shown in the table is based on approximately 108 million shares of common stock issued and outstanding as of such date. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

	SHARES BENEFICIALLY OWNED BEFORE OFFERING(1)			SHARES BENEFICIALLY OWNED AFTER OFFERING(3)
NAME OF STOCKHOLDER			MAXIMUM NUMBER OF SHARES BEING OFFERED(2)
	NUMBER	PERCENTAGE		NUMBER	PERCENTAGE
The Riverview Group, LLC (4)	10,374,248	8.76%	13,500,000	—	—
Wedbush Morgan Securities Inc. (5)	428,571	*	428,571	—	—

*
Represents less than 1% of the outstanding common stock.

(1)
The terms of the convertible debentures and the warrants provide that no selling stockholder may convert the convertible debentures into common stock or exercise warrants for common stock if such conversion or exercise would result in such selling stockholder beneficially owning more than 9.99% of our outstanding common stock. Unless otherwise indicated, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder.

(2)
This column represents shares issued in connection with the Company's private placement of subordinated convertible debentures on September 26, 2003. Wedbush Morgan Securities Inc. received a warrant to purchase 428,571 shares of common stock as a placement fee in connection therewith.

(3)
We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(4)
The number of registered shares includes: (i) 8,571,429 shares of Common Stock issuable upon conversion of subordinated convertible debentures held by the selling stockholder; (ii) 1,802,820 shares of Common Stock issuable upon exercise of a warrant held by the selling stockholder; and (iii) 3,125,751 shares of Common Stock that we may issue, at our option, to pay interest on and principal of the debentures, or that we might have to issue if we fail to timely register the common stock issuable upon conversion of the debentures and exercise of the warrants or under certain other circumstances. The number of shares of Common Stock issuable upon conversion of such debenture and exercise of such warrant are subject to antidilution adjustments.

(5)
The number of registered shares includes 428,571 shares of Common Stock issuable upon exercise of a warrant held by the selling stockholder.

Private Placement of Subordinated Convertible Debentures

        On September 26, 2003, we sold to The Riverview Group, LLC, $15,000,000 principal face amount of 2% convertible subordinated debentures that are convertible into shares of our common stock at $1.75 per share. The investor also acquired warrants to purchase 1,802,820 shares of our common stock at an exercise price of $1.9137 per share. We placed $12,000,000 (the "Escrow Amount") of the purchase price of the debentures and warrants in an escrow account pursuant to the terms of an escrow agreement among the Company, The Riverview Group and The Bank of New York, as escrow agent. The Escrow Amount will be released from escrow to the Company upon the effectiveness of a registration statement covering the resale by The Riverview Group of the shares of common stock issuable upon conversion of the debentures and exercise of the warrant. In the event that a registration statement is not declared effective on or prior to the applicable deadline set forth in the escrow agreement, the investor may request the release of the escrow funds to the investor.

        Interest on the debentures at the rate of 2% is due semi-annually starting in January 2004. The principal face amount of the debentures is due on September 26, 2006, but may be automatically extended until September 26, 2009 if certain conditions are met. The holder of the debentures also has certain rights to require the prepayment or redemption of the debentures under certain circumstances. We also issued a warrant to purchase 428,571 shares of our common stock at an exercise price of $2.0135 per share to Wedbush Morgan Securities, Inc., the placement agent in connection with the sale of the debentures.

        A holder of the debentures or the warrants cannot convert the debentures or exercise the warrants to the extent that the conversion or exercise would result in the issuance to the holder, together with any affiliate of the holder, and the other selling shareholders who have acquired debentures or warrants in the private placement of the debentures and related warrants, of 20% or more of our outstanding shares of common stock on a cumulative basis, including shares issued upon such conversion and held by such holders and shares issued in connection with all prior conversions of debentures and exercises of warrants.

        Similarly, a holder of the debentures or the warrants cannot convert the debentures or exercise the warrants to the extent that such conversion or exercise would cause the holder to beneficially own more than 9.99% of our outstanding shares of common stock.

        The sale of the debentures and the warrants and the issuance of our common stock upon conversion of the debentures and exercise of the warrants were not and will not be registered under the Securities Act of 1933. The investor represented that they acquired the debentures and the warrants for investment and with no present intention of distributing them or the underlying shares of our common stock. In addition, such investor represented that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933.

        We agreed to file this registration statement to register shares for resale in recognition of the fact that the selling shareholders may wish to be legally permitted to sell their shares when they deem appropriate. We are registering for resale 13,928,571 shares of our common stock, which number of shares represents the sum of 13,500,000 shares of Common Stock, which we are contractually obligated to register on behalf of the investor, and the number of shares issuable upon exercise of the warrants issued to the placement agent in connection with the sale of the debentures.

        We have agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the date on which all the shares offered in this prospectus have been sold or may be resold by the selling shareholders without registration or without regard to volume limitations by reason of Rule 144(k) under the Securities Act of 1933, as amended, or any other rule of similar effect.

        The foregoing description of the private placement of subordinated convertible debentures is only a summary and is qualified in its entirety by reference to the Company's Current Report on Form 8-K, dated September 29, 2003.

        This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

        We are registering the common stock on behalf of the above selling stockholders. The selling stockholders are offering shares of common stock that they received in connection with the transactions described above. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling stockholders.

        The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the U.S. Securities and Exchange Act of 1934, as amended (the "Exchange Act").

        The common stock may be sold by the selling stockholders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

  •
  a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  in privately negotiated transactions

  •
  through the settlement of short sales;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker dealers that in turn may sell such securities.

        The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

        Pursuant to the various registration rights agreements with the selling stockholders who received their shares of common stock in connection with the above acquisitions and transactions, all expenses of the registration of the common stock will be paid by us, including, without limitation, SEC filing fees; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

        In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the common stock, and any selling stockholder may transfer, devise or gift such common stock by other means not described herein.

        The selling stockholders have agreed not to offer or sell the shares covered by the shelf registration statement for a period not to exceed 30 days during any 90-day period and an aggregate of 60 days during any twelve-month period when the Company advises the selling stockholders that it may have material non-public information.

        To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The documents contain important information about 24/7 Real Media and its finances.

        We incorporate by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002, as filed on March 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, as filed on May 15, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, as filed on August 14 2003;

  •
  our July 29, 2003 Proxy Statement, as filed on June 19, 2003;

  •
  our Current Report on Form 8-K, filed January 10, 2003;

  •
  our Current Report on Form 8-K, filed January 24, 2003;

  •
  our Current Report on Form 8-K, filed January 31, 2003;

  •
  our Current Report on Form 8-K, filed June 12, 2003;

  •
  our Current Report on Form 8-K, filed June 18, 2003;

  •
  our Current Report on Form 8-K, filed September 29, 2003; and

  •
  the description of the 24/7 Media common stock contained in our Registration Statement on Form 8-A dated July 28, 1998 registering the 24/7 Media common stock under Section 12(g) of the Securities Exchange Act of 1934.

        We also incorporate by reference additional documents that we may file with the SEC under Section 13 (a), 13 (c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering of the shares of common stock offered hereby. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

        Information furnished under Items 9 and 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

        When reading this prospectus, you should consider that any statement contained in this prospectus may be modified or superseded by any other statement made in this prospectus to the extent that the second statement modifies or supersedes the first statement. This would also apply to any statement that is incorporated by reference, or deemed to be incorporated by reference, in any document filed by 24/7 Real Media, Inc. after the date of this prospectus, including any supplement to this prospectus. Any statement which is modified or superseded as described in the previous sentence is not a part of this prospectus, except as such statement is modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    24/7 Real Media, Inc.
    Legal Department
    1250 Broadway, 28th Floor
    New York, New York 10001
    (212) 231-7100

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than on the front of this document.

LEGAL MATTERS

        Certain matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Proskauer Rose LLP.

EXPERTS

        The consolidated financial statements of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing. The report of KPMG LLP, dated March 29, 2002, except for footnotes 3 and 4(b), which are as of October 15, 2002, contains two explanatory paragraphs. The first explanatory paragraph states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The second explanatory paragraph states that the Company revised the consolidated financial statements and footnotes to reflect the sale of its IMAKE subsidiary as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As discussed in Note 3 of the Annual Report on Form 10-K for the year ended December 31, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the common stock offered hereby (all of which will be paid by 24/7 Real Media, Inc.) is as follows:

SEC registration fee	$1,718.40
Transfer Agent fees	$3,000.00
Printing and Edgar formatting fees and expenses	$5,000.00
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous expenses	$2,000.00

Total	$41,718.40

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

        The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

        The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this registration statement.

        At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Charter. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        The following is a list of Exhibits filed as part of the Registration Statement:

EXHIBIT NO.	EXHIBIT DESCRIPTION
5	Opinion of Proskauer Rose LLP regarding legality of securities.
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5).
24.1	Power of Attorney (included on signature page to Registration Statement).

ITEM 17. UNDERTAKINGS

        (a) The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 22, 2003.

24/7 REAL MEDIA, INC.
By:	/s/ DAVID J. MOORE David J. Moore President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned directors and/or officers of 24/7 Real Media, Inc. (the "Company"), hereby severally constitute and appoint David J. Moore, Chief Executive Officer, Norman M. Blashka, Chief Financial Officer, and Mark E. Moran, General Counsel, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of the, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ DAVID J. MOORE David J. Moore	Chairman of the Board and Chief Executive Officer (principal executive officer)	October 22, 2003
/s/ NORMAN M. BLASHKA Norman M. Blashka	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 22, 2003
/s/ ROBERT J. PERKINS Robert J. Perkins	Director	October 22, 2003
/s/ ARNIE SEMSKY Arnie Semsky	Director	October 22, 2003
/s/ JOSEPH W. WAECHTER Joseph W. Waechter	Director	October 22, 2003
/s/ MORTIZ F. WUTTKE Mortiz F. Wuttke	Director	October 22, 2003
/s/ VAL ZAMMIT Val Zammit	Director	October 22, 2003

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TABLE OF CONTENTS
24/7 REAL MEDIA, INC.
FORWARD LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY